Exhibit 10.2

EXECUTION VERSION

FIF HE Holdings LLC

c/o FIG LLC

1345 Avenue of the Americas, 45th Floor

New York, New York 10105

February 12, 2018

WMIH Corp.

Fifth Avenue Plaza, Suite 4100

Seattle, WA 98104

Ladies and Gentlemen:

Reference is made to (i) that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among WMIH Corp., a Delaware corporation (“Parent”), Nationstar Mortgage Holdings Inc., a Delaware corporation (the “Company”) and Wand Merger Corporation, a Delaware corporation (“Merger Sub”), and (ii) that certain Voting and Support Agreement (the “Fortress Voting Agreement”), dated as of the date hereof, between Parent and FIF HE Holdings LLC, a Delaware limited liability company (the “Stockholder”). Capitalized terms used but not otherwise defined in this letter agreement shall have the meanings ascribed to them in the Merger Agreement.

In consideration of the mutual agreements, provisions and covenants contained herein, and in furtherance of the transactions contemplated by the Merger Agreement, and intending to be legally bound hereby, Parent, the Stockholder, KKR Wand Holdings Corporation, a Cayman Islands exempted company (“KKR Holdings”), and KKR Wand Investors Corporation, a Cayman Islands exempted company (“KKR Wand” and, together with KKR Holdings, “KKR”), hereby agree as follows:

1.	Representations and Warranties of Parent.

(a) Parent hereby represents and warrants to the Stockholder that on or prior to the date hereof, the Parent Board has taken all actions necessary under the Parent Certificate of Incorporation to irrevocably approve, consent to and waive any restriction on the Acquisition of any shares of Parent Common Stock that the Stockholder or any of its Affiliates may receive as Merger Consideration (such shares, the “Acquired Parent Common Stock”) such that the ownership limitations set forth in Section 2(a)(A) of Article VIII of the Parent Certificate of Incorporation shall be inapplicable to the Stockholder’s or any of its Affiliates’ Acquisition of shares of Acquired Parent Common Stock as Merger Consideration at the Closing. The Stockholder covenants that it will not assign its right to acquire the Merger Consideration to any Affiliate that owns shares of Parent Common Stock and represents and warrants as of the date hereof that the Stockholder does not own shares of Parent Common Stock.

(b) Parent hereby represents and warrants to the Stockholder that, on or prior to the date hereof, with respect to any Disposition of all or any portion of the Acquired Parent Common Stock to an Affiliate of the Stockholder within nine (9) months following the

Closing Date, solely if (or to the extent that) such Disposition and corresponding Acquisition meet the requirements set forth in (c)(x) or (c)(y) below, the Parent Board has taken all actions necessary under the Parent Certificate of Incorporation to irrevocably (subject to the limitations in Section 1(d)) approve, consent to and waive any restriction in the Parent Certificate of Incorporation on such Disposition and any corresponding Acquisition (any Affiliate that acquired the Acquired Parent Common Stock as Merger Consideration pursuant to clause (a) or in an Acquisition pursuant to this clause (b), a “Waived Affiliate”, and each Waived Affiliate and the Stockholder, a “Waived Transferor”). For the avoidance of doubt, the Parent Board has not consented to any Acquisition or Disposition of Parent Common Stock by a Waived Transferor other than in accordance with this letter agreement.

(c) Parent hereby represents and warrants to the Stockholder that, on or prior to the date hereof, with respect to any Disposition (which, for the avoidance of doubt, could take the form of a distribution by a Waived Transferor to its direct or indirect owners) of all or a portion of the Acquired Parent Common Stock acquired by a Waived Transferor in accordance with Sections 1(a) and 1(b), the Parent Board has taken all actions necessary under the Parent Certificate of Incorporation to irrevocably (subject to the limitations in Section 1(d)) approve, consent to and waive any restriction in the Parent Certificate of Incorporation on:

(x) any such Disposition, if the Person who would Acquire such Acquired Parent Common Stock would not be a Substantial Holder immediately following such Disposition;

(y) any such Disposition (other than a Disposition described in clause (z)) and any corresponding Acquisition, if the Person who would Acquire such Acquired Parent Common Stock would be a Substantial Holder immediately following such Disposition and corresponding Acquisition (a “Waived Transferee”), solely if (or to the extent that) any “owner shift” within the meaning of Section 382 of the Internal Revenue Code of 1986, as may be amended from time to time (the “Code”) attributable to such Disposition (or the portion of such Disposition) and corresponding Acquisition, together with any Parent Common Stock owned by the Waived Transferor and any other Substantial Holder and/or public group (within the meaning of Treasury Regulation Section 1.382-2T) that purchased or was deemed to purchase Parent Common Stock from the Waived Transferor, does not result in an increase in Percentage Stock Ownership that is in excess of the increase in Percentage Stock Ownership attributable to the acquisition of the Acquired Parent Common Stock by the Waived Transferor; and

(z) any such Disposition, if the Person who would Acquire such Acquired Parent Common Stock would be a Substantial Holder immediately following such Disposition and corresponding Acquisition, solely if the Waived Transferor is not aware of the identity of the potential transferee and the Disposition is conducted via a public offering, in a brokerage transaction or through any similar transaction.

For the avoidance of doubt, any Acquisition corresponding to a Disposition described in clause (x) or (z) of this Section 1(c) shall be subject to the ownership limitations in Article VIII of the Parent Certificate of Incorporation in all respects.

Notwithstanding anything to the contrary in this letter agreement, the Parent Obligations in this Section 1(c) shall apply solely with respect to a Disposition and corresponding Acquisition that occurs prior to the day that is three (3) years following the Closing Date (clauses (a), (b) and (c) are collectively referred to herein as the “Parent Charter Approvals and Waivers” and any Disposition subject to the Parent Charter Approvals and Waivers a “Waived Disposition” and any Acquisition so subject a “Waived Acquisition”).

(d) Notwithstanding anything to the contrary in this letter agreement, the parties agree and acknowledge that the Parent Board may revise, amend or modify the Parent Charter Approvals and Waivers described in clause (b) or (c) (in whole or in part) if such Parent Charter Approvals and Waivers would result, or would be expected to result, in an “ownership change” for purposes of Section 382 of the Code, or other material impairment of or to the Company’s Tax Benefits (but only to the extent reasonably necessary to cure such “ownership change” or other material impairment); provided that this Section 1(d) shall only apply to the Parent Charter Approvals and Waivers set forth in clause (c)(x) if such “ownership change” or other material impairment results from a change in law following the date hereof.

(e) The Parent Charter Approvals and Waivers shall not result in treating a Transfer not as a Prohibited Transfer with respect to any Person other than a Waived Transferor or a Waived Transferee.

(f) Notwithstanding anything to the contrary in this letter agreement, with respect to any Disposition that is (x) by a Waived Transferor and (y) described in Section 2(a)(B) of Article VIII of the Parent Certificate of Incorporation (for the avoidance of doubt, as determined prior to the application of any waiver under this letter agreement), the Board agrees to apply Section 3(b)(A) of Article VIII of the Parent Certificate of Incorporation and not Section 3(b)(B) of Article VIII of the Parent Certificate of Incorporation to such Prohibited Transfer; provided that this sentence shall not apply (i) to a Disposition other than one described in clause (ii) of this proviso if the application of this sentence would result, or would be expected to result, in an “ownership change” or other material impairment described in Section 1(d) or (ii) to a Disposition described in Section 1(c)(x) or 1(c)(z) if as a result of a change in law following the date hereof the application of this sentence would result, or would be expected to result, in an “ownership change” or other material impairment described in Section 1(d). For the avoidance of doubt, any Acquisition by any Person (other than a Waived Transferee) and any Disposition by any Person (other than a Waived Transferor) shall be subject to the ownership limitations in Article VIII of the Parent Certificate of Incorporation in all respects.

(g) The Waived Transferors will reasonably cooperate with Parent to, prior to or as soon as reasonably practicable following a Waived Acquisition or Disposition pursuant to Sections 1(b) or (c) of this letter agreement, provide Parent with notice of such Acquisition or Disposition and any necessary information in the Waived Transferors’ possession to allow Parent to comply with this letter agreement.

(h) Parent hereby further represents and warrants to the Stockholder that attached hereto as Annex A is a true and correct extract of the resolutions of the Parent Board irrevocably (subject to the limitations in Section 1(d)) approving the Parent Charter Approvals and Waivers.

(i) Any term used in this Section 1 and not defined herein or in the Merger Agreement will have the definition assigned to such term in Article VIII of the Parent Certificate of Incorporation in force at the time of this Agreement.

2. Covenant of Parent. From and after the date of this letter agreement, Parent shall refrain from taking any action that would or would reasonably be expected to have the effect of nullifying any aspect of the Parent Charter Approvals and Waivers.

3. Termination of Fortress Voting Agreement. Without limiting the termination provisions set forth in the Fortress Voting Agreement, all obligations of the Stockholder set forth in the Fortress Voting Agreement shall automatically terminate (if not previously terminated) if Parent shall have breached the covenant set forth in Section 2 above. The termination provision set forth in the immediately preceding sentence is in addition to, and not in limitation of, any rights or remedies available to the Stockholder under applicable Law as a result of Parent’s breach of the covenant set forth in Section 2 above.

4. Lock-up Agreements.

(a) From and after the Closing until the date that is six (6) months after the later of (x) the Closing Date and (y) the date on which the Shelf Registration (as defined in the Stockholder Registration Rights Agreement) is declared effective by the SEC (such date, the “Registration Statement Effective Date”), none of KKR or any of its Affiliates will, without the prior written consent of the Stockholder, directly or indirectly, (i) exercise any “demand”, “shelf underwritten demand” or similar registration rights available to it under (x) the Investor Rights Agreement (the “KKR Investor Rights Agreement”), dated as of January 30, 2014, by and among Parent, KKR Fund, and each other party from time to time party thereto, (y) the Registration Rights Agreement, dated as of January 5, 2015 (as amended by Amendment No. 1, dated as of January 5, 2018), by and among Parent, KKR Wand (as successor in interest to KKR Wand Investors L.P.) and each other party from time to time party thereto (the “Series B Registration Rights Agreement”), or (z) any other agreement that may be entered into after the date hereof between Parent, on the one hand, and KKR or any of its Affiliates, on the other hand (it being understood that this clause (i) shall not prohibit KKR and its Affiliates from participating in any Company Offering (as defined in the KKR Investor Rights Agreement) pursuant to Section 3.4 of the KKR Investor Rights Agreement (as modified by Section 5 hereof)), in respect of, or (ii) in connection therewith, Dispose of, any Parent Stock, options, rights or warrants to acquire Parent Stock, or securities exchangeable or exercisable for or convertible into Parent Stock. For the avoidance of doubt, this Section 4(a) shall not restrict or otherwise limit KKR Capital Markets LLC from acting as an underwriter in any offering by Parent.

(b) From and after the Closing until the date that is three (3) months after the later of (x) the Closing Date and (y) the Registration Statement Effective Date, Parent will not, without the prior written consent of the Stockholder, directly or indirectly, Dispose of, or file any registration statement under the Securities Act in respect of, any Parent Stock, options, rights or warrants to acquire Parent Stock, or securities exchangeable or exercisable for or convertible into Parent Stock; provided, however, the foregoing will not restrict Parent from (i) issuing Parent Stock or options to purchase Parent Stock, or issuing Parent Stock upon exercise of options, in each case, pursuant to any Parent Plan, (ii) filing any registration statement with respect to Parent Stock pursuant to any Parent Plan, (iii) complying with its obligations under the Registration Rights Agreement (the “Stockholder Registration Rights Agreement”), dated as of the date hereof, by and between Parent and the Stockholder, (iv) complying with its obligations under the Series B Registration Rights Agreement, or (v) issuing shares of Parent Common Stock as Merger Consideration as contemplated by the Merger Agreement.

5. Registration Rights Matters. KKR acknowledges and agrees that if at any time following the Closing Date through the date that is the three-year anniversary of the Closing Date, Parent proposes to offer any securities of its capital stock in a registered Company Offering, in the event that (i) each of (x) KKR or any of its Affiliates and (y) the Stockholder or any of its Affiliates, elect to participate in such Company Offering pursuant to any incidental contractual rights they may have at such time and (ii) the underwriter for such offering determines that marketing factors require a limitation on the number of securities to be underwritten in respect of such Company Offering, then such limitation will be imposed as among Parent, KKR and the Stockholder (1) first, to the securities held by KKR and its Affiliates, on the one hand, and to the securities held by the Stockholder and its Affiliates, on the other hand, in each case that were requested to be included in such Company Offering, on a pro rata basis based on the number of securities requested by KKR and its Affiliates to be included in such Company Offering compared to the number of securities requested by the Stockholder and its Affiliates to be included in such Company Offering, and (2) second, to the Covered Securities Parent intended to include in such Company Offering.

6. Amendment. This letter agreement may be amended by the parties hereto at any time. This letter agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7. Effect of Termination of Merger Agreement. In the event of (i) termination of this letter agreement by mutual written consent of the parties hereto or (ii) the valid termination of the Merger Agreement by either Parent or the Company as provided in Section 9.1 (Termination) of the Merger Agreement, this letter agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the parties hereto, other than this Section 7 and Section 9, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability for any

Willful Breach of, or actual fraud in connection with, this letter agreement prior to such termination. For the avoidance of doubt, unless terminated pursuant to clause (i) in the immediately preceding sentence, this letter agreement shall survive the consummation of the Merger and continue in full force and effect.

8. Assignment; Successors. Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of each of the other parties hereto, and any such assignment without such consent shall be null and void; provided, notwithstanding anything to the contrary contained herein, KKR shall be permitted to Dispose of any Parent Stock to any of its Affiliates so long as such Affiliates agree to be bound by the provisions of this letter agreement that are applicable to KKR. This letter agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, their respective successors and permitted assigns and each transferee of shares of Acquired Parent Company Stock that is not transferred in violation of the Fortress Voting Agreement.

9. Miscellaneous. Sections 10 (Waiver), 11 (Notices), 13 (Entire Agreement), 14 (No Third-Party Beneficiaries), 15 (Governing Law and Venue; Waiver of Jury Trial); 17 (Enforcement); 18 (Severability); 19 (Counterparts); 20 (Interpretation and Construction) and 21 (Capacity as a Stockholder) of the Fortress Voting Agreement are hereby incorporated by reference into this letter agreement, mutatis mutandis, as if they were restated in full, with each reference to “this Agreement” in such sections of the Fortress Voting Agreement being deemed a reference to this letter agreement. In the event of a conflict or inconsistency between a term in this letter agreement and the Fortress Voting Agreement, the terms of this letter agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be executed as of the day and year first written above.

FIF HE Holdings LLC

By:	/s/ Peter Smith
Name:	Peter Smith
Title:	Manager

[Signature Page to Parent Side Letter Agreement]

WMIH CORP.

By:	/s/ William Gallagher
Name:	William Gallagher
Title:	CEO

[Signature Page to Parent Side Letter Agreement]

KKR WAND HOLDINGS CORPORATION

By:	/s/ Tagar Olson
Name:	Tagar Olson
Title:	Director

[Signature Page to Parent Side Letter Agreement]

KKR WAND INVESTORS CORPORATION

By:	/s/ Tagar Olson
Name:	Tagar Olson
Title:	Director

[Signature Page to Parent Side Letter Agreement]

ANNEX A

FORTRESS SIDE LETTER

WHEREAS, in connection with its entry into the Voting Agreement, the Controlling Stockholder has requested that the Corporation agree to approve of and consent to certain transactions and waive certain provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, (the “Charter”) and enter into a letter agreement with the Controlling Stockholder (the “Fortress Side Letter”) pursuant to which, among other things, the Corporation will make certain representations and warranties with respect to such approvals and waivers and take certain actions following the Merger with respect to such approvals and waivers;

WHEREAS, in connection with the Merger and Fortress Side Letter and following discussions with the Corporation’s legal and accounting advisors, the Board has agreed to approve the proposed Securities Acquisition by the Controlling Stockholder in connection with the Merger;

RESOLVED, that the Board of Directors hereby determines that approving and consenting to the transactions and waiving the provisions of the Charter contemplated by the Fortress Side Letter would be beneficial to the Stockholders taken as a whole; and further

RESOLVED, that the Board of Directors hereby approves the Securities Acquisition of the Acquired Parent Common Stock (as defined in the Fortress Side Letter) such that the ownership limitations set forth in Section 2(a)(A) of Article VIII of the Charter shall be inapplicable to the Controlling Stockholder’s or any of its Affiliates’ Securities Acquisition of shares of Acquired Parent Common Stock as Merger Consideration at the Closing, and the Board of Directors acknowledges the Controlling Stockholder’s status as a permitted Substantial Holder with respect to the Acquired Parent Common Stock under the Charter; and further

RESOLVED, that the Board of Directors hereby approves any other Waived Disposition or Waived Acquisition set forth in the Fortress Side Letter, subject to the limitations therein; and further

RESOLVED, that the Fortress Side Letter is approved in substantially the form presented to this Meeting, and that the Authorized Officers be, and each of them hereby is, authorized, on behalf of and in the name of the Corporation, to execute and deliver the Fortress Side Letter in the form presented to this Meeting, with such changes therein or thereto as the officer or officers executing the same shall approve, which approval shall be conclusively evidenced by such execution and delivery; and further

RESOLVED, that the performance by the Corporation of its covenants and agreements contained in the Fortress Side Letter upon the terms and subject to the conditions contained therein is hereby approved, adopted and ratified; and further